Exhibit 10.1

FORWARD SHARE PURCHASE AGREEMENT

This Forward Share Purchase Agreement (this “Agreement”) is entered into as of November 1, 2022 by and among (i) 8i Acquisition 2 Corp., a British Virgin Islands business company (the “Company”) and (ii) Greentree Financial Group, Inc., a Florida corporation (“Investor”). Each of the Company and Investor is individually referred to herein as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, the Company is a special purpose acquisition company, also known as a blank check company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, the Company has entered into a Share Purchase Agreement with EUDA Health Limited, a British Virgin Islands business company (“EUDA Health”), Watermark Developments Limited, a British Virgin Islands business company (the “Seller”) and Kwong Yeow Liew, acting as Representative of the Indemnified Parties (the “Indemnified Party Representative”), pursuant to which a business combination between the Company and EUDA Health will be effected through the purchase by the Company of all of the issued and outstanding shares of EUDA Health from the Seller (the “Share Purchase”), which Share Purchase Agreement has been amended by the Amendment No. 1 to the Share Purchase Agreement dated as of May 30, 2022, Amendment No. 2 to the Share Purchase Agreement dated as of June 10, 2022 and Amendment No. 3 to the Share Purchase Agreement dated as of September 7, 2022 (as so amended the “SPA”), and the Company has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “Commission”) that will seek, among other things, shareholder approval of the Share Purchase at a special meeting of shareholders (the “Share Purchase Meeting”); and

WHEREAS, the Parties wish to enter into this Agreement, pursuant to which the Company shall purchase from Investor, and Investor may sell and transfer to the Company, in each case, subject to the conditions set forth herein, up to 125,000 ordinary shares, no par value (“Ordinary Shares”), of the Company held by Investor (the “Shares,” which term shall include Additional Shares, as defined herein) on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties agree as follows:

Agreement

1.	Sale of Shares; Shares Purchase and Sale; Closing.

(a) Forward Share Purchase. Subject to the conditions set forth in Section 4, on the sixty (60) day anniversary of the date of the closing of the Share Purchase (the “Share Purchase Closing Date”), Investor may elect to sell and transfer to the Company, and the Company shall purchase from Investor, up to that number of Shares that are then held by Investor, and have been continuously held by the Investor since the Share Purchase Closing Date, but not to exceed 125,000 Shares in the aggregate unless otherwise agreed in writing by all Parties, at a price per Share equal to $10.41 per Share (the “Shares Purchase Price”). Investor shall notify the Company and the Escrow Agent in writing any time during the period commencing fifteen (15) Business Days and ending two (2) Business Days (as defined below) prior to the sixty (60) day anniversary of the Share Purchase Closing Date whether or not Investor is exercising Investor’s right to sell any of the Shares held by Investor to the Company pursuant to this Agreement (each, a “Shares Sale Notice”). If Investor fails to timely deliver a Shares Sales Notice in accordance with the immediately preceding sentence, Investor shall be deemed to have forfeited its right to sell any Shares to the Company pursuant to this Agreement.

(b) Shares Closing. If a Shares Sale Notice is timely delivered by Investor to the Company and Escrow Agent, the closing of the sale of the Shares contemplated in each such timely delivered Share Sales Notice (the “Shares Closing”) shall occur no later than the sixty (60) day anniversary of the Share Purchase Closing Date (the “Shares Closing Date”). On the Shares Closing Date, Investor shall deliver, or cause to be delivered, the Shares subject to the applicable Shares Sale Notice free and clear of all liens and encumbrances to Escrow Agent and, in exchange therefor, the Escrow Agent shall deliver to Investor an amount equal to (i) the Shares Purchase Price multiplied by (ii) the number of Shares being sold by Investor to the Company (the “Investor Shares Purchase Price”), which shall be paid by wire transfer of immediately available funds from the Escrow Account. The Escrow Agent shall, (i) without delay, release from the Escrow Account to Investor on the Shares Closing Date, for Investor’s use without restriction, an amount equal to the Investor Shares Purchase Price, and (ii) promptly deliver such sold Shares to the Company.

2.	Representations and Warranties of Investor. Investor represents and warrants to the Company and Euda Health as follows, as of the date hereof:

(a) Organization and Power. Investor is duly organized, validly existing, and in good standing under the laws of the State of Florida and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b) Authorization. Investor has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Investor will constitute the valid and legally binding obligation of Investor enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies ((i) and (ii) collectively, the “Enforceability Exceptions”).

(c) Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Investor in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Transactions”) other than disclosure reports regarding such transactions that Investor is required to file in accordance with the terms of the Exchange Act (as defined below).

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(d) Compliance with Other Instruments. The execution, delivery and performance by Investor of this Agreement and the consummation by Investor of the Transactions will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to it, in each case (other than clause (i)), which would have a material adverse effect on Investor or its ability to consummate the Transactions.

(e) Disclosure. Investor acknowledges that the Company will disclose the information required pursuant to the SEC’s Compliance and Disclosure Interpretation 166.01 under Tender Offers and Schedules in connection with the transactions contemplated by this Agreement.

(f) Share-Holdings. As of the date of this Agreement, Investor holds 125,000 Shares.

(g) Disclosure of Information. Investor has had an opportunity to discuss the Company’s and the Company’s business, management and financial affairs, and the terms and conditions of this Agreement, as well as the terms of the Share Purchase, with the Company’s management.

(h) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 2 and in any certificate or written agreement delivered pursuant hereto, neither Investor or any person acting on behalf of Investor nor any of Investor’s affiliates (collectively, the “Investor Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to Investor, and Investor disclaims any such representation or warranty. Except for the specific representations and warranties expressly made by the Company in Section 3 of this Agreement and in the Escrow Agreement, in any certificate or written agreement delivered pursuant hereto and in any public filings, Investor specifically disclaims that it is relying upon any other representations or warranties that may have been made by the Company Parties (as defined below).

3.	Representations and Warranties of the Company. The Company represents and warrants to Investor as follows:

(a) Organization and Corporate Power. The Company is a business company duly formed and validly existing under the laws of the British Virgin Islands and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b) Authorization. All corporate action required to be taken by the Company’s Board of Directors in order to authorize the Company to enter into this Agreement has been taken. This Agreement, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of the Enforceability Exceptions.

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(c) Disclosure. The Company has not disclosed to Investor material non-public information with respect to the Company or the Share Purchase, other the terms of and transactions contemplated by this Agreement, which shall be publicly disclosed by the Company either by the issuance of a press release or the filing with the Commission a Current Report on Form 8-K, in each case, by 9:00 a.m., Eastern Time no later than the third Business Day immediately following the date that the Parties enter into this Agreement. Such public disclosure shall disclose the name of Investor as having entered into the Agreement.

(d) Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the Transactions, other than disclosure reports regarding such transactions the Company is required to file in accordance with the terms of the Exchange Act.

(e) Compliance with Other Instruments. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to it, in each case (other than clause (i)), which would have a material adverse effect on the Company or its ability to consummate the Transactions.

(f) Adequacy of Financing. The Company will have available to it sufficient funds to satisfy its obligations under this Agreement.

(g) SEC Filings. To the knowledge of the Company, none of the Company’s reports and other filings with the Commission, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees to disclose the information required pursuant to the SEC’s Compliance and Disclosure Interpretation 166.01 under Tender Offers and Schedules in connection with the transactions contemplated by this Agreement, to the extent applicable.

(h) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or written agreement delivered pursuant hereto or in any public filings, neither the Company or any person on behalf of the Company nor any of the Company’s affiliates (collectively, the “the Company Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company, the Company, the Transactions or the Share Purchase, and the Company Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by Investor in Section 2 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Company Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by Investor.

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4.	Additional Agreements.

(a) Net Long Position. During the term of this Agreement, Investor agrees to maintain a net long position of the Company’s securities.

(b) No Redemptions; No Tenders. Investor agrees to purchase all Shares in connection herewith at a price per share no greater than the price paid to public shareholders of the Company who elected to redeem their Ordinary Shares in connection with the shareholder vote to approve the Share Purchase (“Redemption Price”) and not to, (i) request redemption of any of the Shares in conjunction with the closing of the Share Purchase, (ii) tender the Shares to the Company in response to any redemption or tender offer that the Company may commence for Ordinary Shares in conjunction with the vote to approve the Share Purchase except as may be required to not exceed the Beneficial Ownership Limit, or (iii) vote such Shares in favor of approving the Share Purchase.

(c) Additional Shares and Certain Derivatives. If necessary, Investor shall purchase from third parties prior to the Share Purchase Closing Date Shares, including shares that have previously been tendered by third parties for redemption at the Redemption Price in conjunction with the Company’s shareholders’ approval of the Share Purchase, to the extent such third parties unwind such tenders for redemption, such that the Investor holds 125,000 Shares as of the date of the Shares Purchase Meeting (“Additional Shares”). For the avoidance of doubt, all Additional Shares shall be deemed Shares for all purposes hereunder and shall be purchased by the Company in accordance with Section 1. In no event will Investor purchase Additional Shares at per share prices greater than the Redemption Price. The Company hereby acknowledges that nothing in this Agreement shall prohibit the Investor from purchasing from third parties prior to the Share Purchase Closing Date additional Ordinary Shares, including shares that have previously been tendered by third parties in conjunction with the Company’s stockholders’ approval of the Share Purchase, to the extent such third parties unwind such tenders for redemption or any warrants, convertible notes or options (including puts or calls) of the Company; provided, the aggregate number of Shares owned by Investor and subject to Sections 1, 4(c) and 4(d) shall not exceed 125,000 Ordinary Shares of the Company, unless otherwise agreed in writing by all Parties.

(d) Open Market Sale. Notwithstanding anything to the contrary herein, the Parties agree that Investor shall, commencing on the Share Purchase Closing Date, have the right, but not the obligation, to sell any or all of the Shares in the open market provided that the sale price of each Share shall be at least $10.36. Investor shall give written notice to the Company and the Escrow Agent of any sale of the Shares pursuant to this Section 4(d) within three (3) Business Days following the date of such sale (the “Open Market Sale Notice”), and the Open Market Sale Notice shall include the date of the sale, the number of Shares sold, and the sale price per Share. If Investor sells any Shares in the open market after the Share Purchase Closing Date and prior to the one (1) month anniversary of the Share Purchase Closing Date (such sale, the “Early Sale” and such shares, the “Early Sale Shares”), then, within five (5) Business Days of the Company’s and the Escrow Agent’s receipt of such Open Market Sale Notice, the Escrow Agent shall release from the Escrow Account (x) to Investor an amount equal to $0.05 per Early Sale Share sold by Investor (the “Early Sale Premium”) and (y) to the Company an amount equal to $10.36 per Early Sale Share sold in such Early Sale.

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(e) Escrow.

(i) Within one (1) Business Day following the closing of the Share Purchase, the Company shall deposit, for good and valuable consideration, the receipt, sufficiency and adequacy of which the Company hereby acknowledges, into an escrow account (the “Escrow Account”) with American Stock Transfer & Trust Company (the “Escrow Agent”), subject to the terms of a written escrow agreement (the “Escrow Agreement”) substantially in the form attached as Exhibit A hereto and to be entered into on or prior to the Share Purchase Closing Date, an amount equal to the Shares Purchase Price multiplied by the number of Shares held by Investor as of the closing of the Share Purchase (the “Escrowed Funds”). The Escrow Agreement shall irrevocably cause the Escrow Agent to release from the Escrow Account the aggregate Shares Purchase Price in accordance with Section 1. The payments to be made by the Escrow Agent to Investor in accordance with Section 1 or to Investor and the Company in accordance with Section 4(d), if applicable, will be made solely with the Escrowed Funds.

(ii) Upon receipt by the Escrow Agent and Company of written notice that Investor has sold Shares in the open market other than an Early Sale as provided in Section 4(d), the Escrow Agent shall release to the Company for the Company’s use without restriction an aggregate amount equal to the number of Shares sold multiplied by the Shares Purchase Price; provided that if Investor sold any Early Sale Shares, within five (5) Business Days of the Company’s and the Escrow Agent’s receipt of the applicable Open Market Sale Notice, the Escrow Agent shall release from the Escrow Account (a) for Investor’s use without restriction an amount equal to the Early Sale Premium with respect to the Early Sale Shares sold by Investor, and (b) for the Company’s use without restriction an amount equal to the number of Early Sale Shares sold in the Early Sale multiplied by $10.36.

(iii) In the event that Investor elects not to sell to the Company any Shares held by Investor by either (A) Investor delivering a written notice to the Company stating Investor’s intention not to sell any Shares to the Company, or (B) Investor failing to timely deliver a Shares Sale Notice to the Company pursuant to Section 1(a) for all of its Shares, the Company may promptly issue instructions to the Escrow Agent to release from the Escrow Account to the Company for the Company’s use without restriction an amount equal to (x) the Shares Purchase Price multiplied by (y) the number of Shares held by Investor.

(f) Notification. The Company shall promptly notify Investor of the occurrence of any event that would make any of the representations and warranties of the Company set forth in Section 3 untrue or incorrect at any time between the date of this Agreement and the Shares Closing Date, except where the failure of a representation and warranty to be true and correct would not have a material adverse effect on the Company’s or the Company’s ability to consummate the Transactions.

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(g) Indemnification. The Company (referred to as the “Indemnitor”) agrees to indemnify Investor and its officers, directors, employees, agents and shareholders (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable and documented out-of-pocket outside counsel fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding, in each case, brought by a third party creditor of the Company, EUDA Health or any of their respective subsidiaries asserting that Investor are not entitled to receive the aggregate Share Purchase Price or such portion thereof as they are entitled to receive pursuant to Section 1(a) and Section 4(d) of this Agreement, in each case unless such action, claim or proceeding is the result of the fraud, bad faith, willful misconduct or gross negligence of any Indemnitee.

5.	Closing Conditions. The obligation of the Company to purchase the Shares (for the avoidance of doubt, such Shares shall exclude any Shares sold as permitted by or pursuant to Section 4(d) hereof) at the Shares Closing under this Agreement shall be subject in all respects to the consummation of the Share Purchase, such Shares being free and clear of all liens and other encumbrances as of the Shares Closing and such Shares being continuously held by Investor from the closing of the Share Purchase through the sixty (60) day anniversary of the Share Purchase Closing Date.

6.	Termination. This Agreement may be terminated as follows:

(a)	at any time by mutual written consent of all Parties;

(b)	automatically if the shareholders of the Company fail to approve the Share Purchase before the Outside Date (as defined in the SPA), as the same may be extended pursuant to the SPA, and as a result the SPA is terminated, or if the closing of the Share Purchase does not occur for any reason; and

(c)	prior to the closing of the Share Purchase by Investor if the shareholders of the Company fail to approve the Share Purchase before November, by Investor if there occurs a Material Adverse Effect (as defined in the SPA) on the Company, or, by Investor if the Escrow Agreement is not executed (by any party to the Escrow Agreement other than Investor) for any reason on or before the Share Purchase Closing Date.

In the event of termination in accordance with this Section 6, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any Party and their respective directors, officers, employees, partners, managers, members, or shareholders and, except as otherwise provided in this Agreement, all rights and obligations of each Party shall immediately cease; provided, however, that nothing contained in this Section 6 shall relieve any Party from liabilities or damages arising out of any actual fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement prior to termination of this Agreement.

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7.	General Provisions.

(a) Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the Party to be notified, (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (iii) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All notices and other communications sent to a Party shall be sent to the e-mail address or address as set forth on the signature page of such Party hereto, or to such e-mail address or address as subsequently modified by written notice given by such Party in accordance with this Section 7(a).

(b) No Finder’s Fees. Each Party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with the Transactions. Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Transactions (and the costs and expenses of defending against such liability or asserted liability) for which Investor, or any of its officers, employees or representatives is responsible or arising out of any agreement entered into by any such person or entity. The Company agrees to indemnify and hold harmless Investor from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Transactions (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible or arising out of any agreement entered into by any such person or entity.

(c) Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Shares Closing.

(d) Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitute the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or to the Transactions.

(e) Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(f) Assignments. Except as otherwise specifically provided herein, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the each of the other Parties.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Signatures sent by facsimile transmission or in PDF format shall be deemed to be originals for all purposes of this Agreement.

(h) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

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(i) Governing Law; Jurisdiction. This Agreement, the entire relationship of the Parties, and any litigation among the Parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute arising from or relating to the relative rights of the parties hereto and all other questions concerning the construction, validity and interpretation of this Agreement, shall be brought exclusively in the Court of Chancery of the State of Delaware (the “Court of Chancery”) or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (the “Delaware Federal Court”) or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”), and, solely with respect to any such action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action in the Chosen Courts, and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto.

(j) MUTUAL WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(k) Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the prior written consent of all Parties.

(l) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(m) Expenses. At the Share Purchase Closing Date, the Company shall pay the reasonable and documented out-of-pocket fees and expenses of legal counsel to Investor, in an amount not to exceed, in the aggregate $25,000. The Company and EUDA Health are responsible for all fees associated with the Escrow Account.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. For purposes of this Agreement, “Business Day” means any day other than Saturday, Sunday, or a day on which commercial banks in New York are obligated by any applicable law to close. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If a Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant.

(o) Waiver. No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(p) Specific Performance. Each Party agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by any other Party in accordance with the terms hereof and that the other Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

GREENTREE FINANCIAL GROUP, INC.

By:	/s/ Robert C. Cottone
Name:	Robert C. Cottone
Title:	Vice-President

Address for Notices:

Greentree Financial Group, Inc.
Attn: Robert C. Cottone
7951 S.W. 6TH Street, Suite 216
Plantation, FL 33324
Email: chriscottone@gtfinancial.com

8I ACQUISITION 2 CORP.

By:	/s/ Meng Dong (James) Tan
Name:	Meng Dong (James) Tan
Title:	Chief Executive Officer

Address for Notices:

8i Acquisition 2 Corp.
Attn: Meng Dong (James) Tan
c/o 6 Eu Tong Seng Street
#08-13 Singapore 059817
Email: mengdong38@yahoo.com

Agreed and accepted:

EUDA Health Limited

By:	/s/ Kelvin Chen Wei Wen
Name:	Kelvin Chen Wei Wen
Title:	Chief Executive Officer